Exhibit 99.1

News Release Contact: Michael A. Kuglin Chief Financial Officer P.O. Box 206, Whippany, NJ 07981-0206 Phone: 973-503-9252

FOR IMMEDIATE RELEASE

Suburban Propane Partners, L.P. Declares Increase in

Annualized Distribution Rate to $1.40 per Common Unit

Whippany, New Jersey, October 22, 2026 -- Suburban Propane Partners, L.P. (NYSE:SPH), today announced that its Board of Supervisors declared an increase in the Partnership’s quarterly distribution from $0.325 to $0.35 per Common Unit for the three months ended September 26, 2026. This increased quarterly distribution rate equates to an annualized rate of $1.40 per Common Unit. The distribution is payable on November 10, 2026 to Common Unitholders of record as of November 3, 2026.

In announcing the increase in the quarterly distribution rate, President and Chief Executive Officer Michael A. Stivala said, “We are very pleased to announce an increase in our annualized distribution rate to $1.40 per Common Unit, representing a 7.7% increase over the previous annualized rate. This increase reflects the progress we have made in strengthening our financial position and our confidence in the long-term outlook for the business. With capital spending largely complete for our renewable natural gas facilities in Columbus, Ohio and Upstate New York, an improving leverage profile and positive momentum across both of our propane operations and renewable energy platform, we have greater flexibility to return additional capital to our Unitholders, while continuing to preserve capital to invest in strategic growth opportunities.”

This press release serves as qualified notice to brokers and nominees as provided for under Treasury Regulation Section 1.1446-4(b). Please note that 100% of Suburban Propane Partners, LP’s distributions to foreign investors are attributable to income that is effectively connected with a United States trade or business. Accordingly, all of Suburban Propane Partners, LP’s distributions to foreign investors are subject to federal income tax withholding at the highest applicable effective tax rate without exception. Regarding the amount realized pursuant to 1.1446(f)-4(c)(2)(iii), 100% of the distribution is in excess of cumulative net income. Brokers and nominees are treated as withholding agents responsible for withholding distributions received by them on behalf of foreign investors.

About Suburban Propane Partners, L.P.

Suburban Propane Partners, L.P. (“Suburban Propane”) is a publicly traded master limited partnership listed on the New York Stock Exchange. Headquartered in Whippany, New Jersey, Suburban Propane has been in the customer service business since 1928 and is a nationwide distributor of propane, renewable propane, renewable natural gas (“RNG”), fuel oil and related products and services, as well as a marketer of natural gas and electricity and producer of and investor in low carbon fuel alternatives, servicing the energy needs of approximately 1 million residential, commercial, governmental, industrial and agricultural customers through approximately 750 locations across 42 states.

Suburban Propane is supported by three core pillars: (1) Suburban Commitment – showcasing Suburban Propane’s almost 100-year legacy, an ongoing commitment to the highest standards for dependability,

flexibility, and reliability that underscores Suburban Propane’s commitment to excellence in customer service; (2) SuburbanCares – highlighting continued dedication to giving back to local communities across Suburban Propane’s national footprint; and (3) Go Green with Suburban Propane – promoting the clean burning and versatile nature of propane and renewable propane as a bridge to a green energy future and investing in the next generation of innovative, renewable energy alternatives. For additional information on Suburban Propane, please visit www.suburbanpropane.com.

# # #